Exhibit 10.4

TENDER AND SUPPORT AGREEMENT

TENDER AND SUPPORT AGREEMENT (this “Agreement”), dated as of July 9, 2008, by and among GSI Group Inc., a New Brunswick corporation (“Parent”), Eagle Acquisition Corporation, a Delaware corporation and wholly owned subsidiary of Parent (“Purchaser”), and each of the individuals or entities listed on a signature page hereto (each, a “Stockholder”).

WHEREAS, each Stockholder beneficially owns the shares of common stock, par value $0.001 per share, of Excel Technology Inc., a Delaware corporation (the “Company”), set forth opposite such Stockholder’s name on Schedule A (all such shares set forth on Schedule A, together with any shares of Company Common Stock that are hereafter issued to or otherwise acquired or beneficially owned by any Stockholder, including pursuant to the exercise of Options by such Stockholders or the removal of restrictions on Restricted Stock held by such Stockholders being referred to herein as the “Subject Shares”);

WHEREAS, as a condition to their willingness to enter into the Agreement and Plan of Merger (the “Merger Agreement”) dated as of the date hereof, among Parent, Purchaser and the Company, Parent and Purchaser have required that each Stockholder, and in order to induce Parent and Purchaser to enter into the Merger Agreement each Stockholder (in such Stockholder’s capacity as a holder of the Subject Shares) has agreed to, enter into this Agreement; and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

AGREEMENT TO TENDER

Section 1.1. Agreement to Tender. Each Stockholder shall validly tender or cause to be validly tendered in the Offer all of such Stockholder’s Subject Shares pursuant to and in accordance with the terms of the Offer. As promptly as practicable, but in any event no later than ten Business Days after the commencement of the Offer, each Stockholder shall (i) deliver to the depositary designated in the Offer (the “Depositary”) (A) a letter of transmittal with respect to its Subject Shares complying with the instructions set forth therein and the terms of the Offer, (B) a certificate or certificates representing such Subject Shares or an “agent’s message” (or such other evidence, if any, of transfer as the Depositary may reasonably request) in the case of a book-entry transfer of any uncertificated Subject Shares and (C) all other documents or instruments required to be delivered by other stockholders of the Company pursuant to the terms of the Offer, and/or (ii) instruct its broker or such other Person that is the holder of record of any Subject Shares beneficially owned by such Stockholder to tender such Subject Shares pursuant to and in accordance with the terms of the Offer. Each Stockholder agrees that, once its Subject Shares are tendered, such Stockholder (i) shall promptly notify Parent that such Subject Shares have been tendered and (ii) will not withdraw any of such Subject Shares from the Offer, unless and until (A) the Offer shall have expired or been terminated by Purchaser in accordance with the terms of the Merger Agreement or (B) this Agreement shall have been terminated in accordance with its terms. The obligations of each Stockholder under this Section 1.1 are several and not joint with any other Stockholder.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each Stockholder represents and warrants to Parent and Purchaser as to itself, severally and not jointly, as follows:

Section 2.1. Authorization; Binding Agreement. Such Stockholder has full power and authority to execute, deliver and perform this Agreement.

Section 2.2. Non-Contravention. The execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby do not and will not (i) violate any Law applicable to such Stockholder, (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which such Stockholder is entitled under, any Law or any provision of any agreement or other instrument binding on such Stockholder or (iii) result in the imposition of any Lien on any asset of such Stockholder, in the case of each of clauses (i) through (iii) such as would impair or adversely affect such Stockholder’s ability to perform its obligations hereunder.

Section 2.3. Ownership of Subject Shares; Total Shares. Such Stockholder is the record or beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of its Subject Shares and, as of the date of Purchaser’s acceptance of the shares of Company Common Stock in the Offer, such Subject Shares will be free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise transfer such Subject Shares), except as provided hereunder or pursuant to any applicable restrictions on transfer under the Securities Act. The tender of such Stockholder’s Subject Shares to Purchaser, and Purchaser’s acceptance and payment for such Subject Shares, pursuant to the terms of the Offer will effectively vest in Purchaser good and marketable title to such Subject Shares. The Subject Shares listed on Schedule A opposite such Stockholder’s name constitute all of the shares of Company Common Stock beneficially owed by such Stockholder as of the date hereof.

Section 2.4. Voting Power. Such Stockholder has full voting power, and full power of disposition, full power to issue instructions with respect to the matters set forth herein and full power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Stockholder’s Subject Shares. None of such Stockholder’s Subject Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such shares, except as provided hereunder.

Section 2.5. Absence of Litigation. With respect to such Stockholder, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of such Stockholder, threatened against or affecting, such Stockholder or any of its properties or assets (including such Stockholder’s Subject Shares) that could reasonably be expected to impair the ability of such Stockholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

Section 2.6. Opportunity to Review; Reliance. Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his or its own choosing. Such Stockholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement.

Section 2.7. Finders’ Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Parent, Purchaser, the Company or the Surviving Corporation in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Stockholder in his capacity as such.

ARTICLE III

ADDITIONAL COVENANTS OF THE STOCKHOLDERS

Each Stockholder hereby covenants and agrees as to itself, severally and not jointly, as follows:

Section 3.1. Voting of Subject Shares. At every meeting of the stockholders of the Company called, and at every adjournment or postponement thereof, or as part of or in connection with any action by written consent in lieu of meeting of stockholders of the Company, the Stockholders shall, or shall cause the holder of record on any applicable record date to, vote, or express consent or dissent with respect to, the Subject Shares (to the extent that any of the Subject Shares are not purchased in the Offer) (i) in favor of (A) approval and adoption of the Merger Agreement and each of the other transactions contemplated by the Merger Agreement, and (B) approval of any proposal to adjourn or postpone the meeting to a later date if there are not sufficient votes for the approval and adoption of the Merger Agreement on the date on which such meeting is held, and (ii) against (A) any agreement or arrangement related to or in furtherance of any Acquisition Proposal, (B) any liquidation, dissolution, recapitalization, extraordinary dividend or other significant corporate reorganization of the Company or any of its Subsidiaries, (C) any other transaction the consummation of which would reasonably be expected to impede, interfere with, prevent or materially delay the Offer or the Merger or that would reasonably be expected to dilute materially the benefits to Parent of the transactions contemplated by the Merger Agreement, or (D) any action, proposal, transaction or agreement that would reasonably be expected to result in (x) a breach of any covenant, representation or warranty or other obligation or agreement of the Company under the Merger Agreement or of such Stockholder under this Agreement or (y) the failure of any Offer Condition to be satisfied, and (iii) in favor of any other matter necessary for consummation of the transactions contemplated by the Merger Agreement, which is considered at any such meeting of stockholders, and in connection therewith to execute any documents reasonably requested by Parent that are necessary or appropriate in order to effectuate the foregoing.

Section 3.2. Irrevocable Proxies. Each Stockholder, revoking (or causing to be revoked) any proxies that he or it has heretofore granted, hereby irrevocably appoints Parent as attorney-in-fact and proxy for and on behalf of such Stockholder, for and in the name, place and stead of such Stockholder, to: (i) attend any and all stockholder meetings of the Company with respect to the matters set forth in Section 3.1; (ii) vote, express consent or dissent or issue instructions to the record holder to vote, express consent or dissent with respect to such Stockholder’s Subject Shares in accordance with the provisions of Section 3.1 at any such meeting; and (iii) grant or withhold, or issue instructions to the record holder to grant or withhold, consistent with the provisions of Section 3.1, all written consents with respect to such Subject Shares. The foregoing proxy shall be deemed to be a proxy coupled with an interest, is irrevocable (and as such shall survive and not be affected by the death, incapacity, mental illness or insanity of such Stockholder) and shall not be terminated by operation of Law or upon the occurrence of any other event other than the termination of this Agreement pursuant to Section 4.2. Each Stockholder hereby affirms that the irrevocable proxy set forth in this Section 3.2 is given in connection with and granted in consideration of and as an inducement to Parent entering into the Merger Agreement and that such irrevocable proxy is given to secure the obligations of the Stockholder under Section 3.1 hereof. The irrevocable proxy set forth in this Section 3.2 is executed and intended to be irrevocable, subject, however, to automatic termination, upon the termination of this Agreement pursuant to Section 4.2.

Section 3.3. No Transfers or Other Inconsistent Arrangements.

(a) Except as provided hereunder or under the Merger Agreement, such Stockholder shall not, directly or indirectly, (i) sell (including short sell), assign, transfer, tender or otherwise dispose of (including by gift) (each a “Transfer”) any of such Stockholder’s Subject Shares, (ii) create or permit to exist any Lien on any such Subject Shares, (iii) enter into any contract with respect to any transfer of such Subject Shares or any interest therein, (iv) grant or permit the grant of any proxy, power of attorney or other authorization in or with respect to such Subject Shares, (v) deposit or permit the deposit of such Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to such Subject Shares or (vi) take or permit any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or otherwise make any representation or warranty of such Stockholder herein untrue or incorrect.

(b) Such Stockholder shall not request that the Company register the Transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of such Stockholder’s Subject Shares, unless such Transfer is made in compliance with this Agreement. Such Stockholder hereby authorizes Parent to direct the Company to impose stop orders to prevent the Transfer of any of such Stockholder’s Subject Shares on the books of the Company in violation of this Agreement.

Section 3.4. No Exercise of Appraisal Rights. Such Stockholder agrees not to exercise any appraisal rights or dissenter’s rights in respect of its Subject Shares that may arise with respect to the Merger.

Section 3.5. Documentation and Information. Such Stockholder (i) consents to and authorizes the publication and disclosure by Parent of its identity and holdings of Subject Shares, the nature of its commitments and obligations under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case that Parent reasonably determines is required to be disclosed by applicable law in any press release, the Offer Documents, the Information Statement or Proxy Statement or any other disclosure document in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement and (ii) agrees promptly to give to Parent any information it may reasonably require for the preparation of any such disclosure documents. Such Stockholder agrees to promptly notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent that any such information shall have become false or misleading in any material respect.

Section 3.6. Notices of Certain Events. Such Stockholder shall notify Parent of any development occurring after the date hereof that causes, or that would reasonably be expected to cause, any breach of any of the representations and warranties of such Stockholder set forth in Article II.

Section 3.7 Street Name Subject Shares. Such Stockholder shall deliver notice to each financial intermediary or other Person through which such Stockholder holds Subject Shares that informs such Person of such Stockholder’s obligations under this Agreement and that informs such Person that such Person may not act in disregard of such obligations without the prior written consent of Parent.

ARTICLE IV

MISCELLANEOUS

Section 4.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, (i) if to Parent, Purchaser or the Company, in accordance with the provisions of the Merger Agreement and (ii) if to a Stockholder, to his, her or its address set forth on a signature page hereto, with copies to Breslow & Walker LLP, 100 Jericho Quadrangle, Jericho, New York 11753, Facsimile: (516) 822-6544, Attention: Howard S. Breslow, Esq., or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to each other party hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 4.2. Termination. Except as otherwise specifically provided herein, this Agreement shall terminate automatically, without any notice or other action by any Person, upon the earlier of (i) the Effective Time and (ii) the termination of the Merger Agreement in accordance with its terms.

Section 4.3. Amendments and Waivers. Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 4.4. Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 4.5. Binding Effect; Benefit; Assignment. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person other than the parties hereto and their respective successors and assigns. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that each of Parent and Purchaser may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to one or more of its Affiliates at any time; provided, that such transfer or assignment shall not relieve Parent or Purchaser of any of its obligations hereunder.

Section 4.6. Governing Law; Venue; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

(b) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Delaware Court of Chancery, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated by this Agreement, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in such court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in any other place of competent jurisdiction by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 4.1. Nothing in this Agreement shall affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING UNDER OR CONCERNING THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF OR CONCERNING THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING.

Section 4.7. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, and by facsimile, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 4.8. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to its subject matter.

Section 4.9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 4.10. Specific Performance. The parties hereto agree that each of Parent and Purchaser would be irreparably damaged if for any reason any Stockholder fails to perform any of its obligations under this Agreement and that each of Parent and Purchaser would not have an adequate remedy at law for money damages in such event. Accordingly, each of Parent and Purchaser shall be entitled, as their sole remedy under this Agreement for breaches by the Stockholders, to specific performance and injunctive and other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court.

Section 4.11. Headings. The Section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 4.12. No Presumption. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

Section 4.13. Further Assurances. Parent and each Stockholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations, to perform their respective obligations under this Agreement.

Section 4.14. Interpretation. Unless the context otherwise requires, as used in this Agreement: (i) “or” is not exclusive; (ii) “including” and its variants mean “including, without limitation” and its variants; (iii) words defined in the singular have the parallel meaning in the plural and vice versa; (iv) words of one gender shall be construed to apply to each gender; and (v) the terms “Article”, “Section” and “Schedule” refer to the specified Article, Section or Schedule of or to this Agreement.

Section 4.15 Stockholder Capacity. Notwithstanding any other provision of this Agreement, nothing set forth herein shall restrict any officer or director of the Company, acting in such capacity, in the exercise of such officer’s or director’s fiduciary duties to the Company’s stockholders, but no such officer shall take any action that would cause the Company to breach the Merger Agreement or any agreements contemplated thereby.

[SIGNATURE PAGE FOLLOWS]

The parties are executing this Agreement on the date set forth in the introductory clause.

GSI GROUP INC.

By:	/s/ Sergio Edelstein
Name: Title:	Dr. Sergio Edelstein President and Chief Executive Officer

EAGLE ACQUISITION CORPORATION

By:	/s/ Sergio Edelstein
Name: Title:	Dr. Sergio Edelstein President

STOCKHOLDERS

/s/ Antoine Dominic
Name: Address:	Antoine Dominic 30 Legend Circle, Melville, NY 11757

/s/ Steven Georgiev
Name: Address:	Steven Georgiev 142 Arlington Street, Winchester, MA 01890

/s/ James Donald Hill
Name: Address:	James Donald Hill 2 Bridgeworth Lane, Sherman, CT 06784

/s/ Ira J. Lamel
Name: Address:	Ira J. Lamel 34 Hazelwood Drive, Jericho, NY 11753

/s/ Alice Varisano
Name: Address:	Alice Varisano 85 Melanie Lane, Syasset, NY 11791

/s/ Donald E. Weeden
Name: Address:	Donald E. Weeden 85 Middle River Road, Danbury, CT 06811

Signature Page to

Tender and Support Agreement

SCHEDULE A

Name	Number of Subject Shares (including shares subject to Options and shares of Restricted Stock)
Antoine Dominic	569,110[1]
James Donald Hill	395,100[2]
Steven Georgiev	20,000[3]
Ira J. Lamel	60,000[4]
Alice Varisano	45,719[5]
Donald E. Weeden	50,000[6]

[1]	Includes 62,293 shares of Company Common Stock, 489,792 Options and 17,025 shares of Restricted Stock

[2]	Includes 128,433 shares of Company Common Stock and 266,667 Options

[3]	Includes 20,000 Options

[4]	Includes 60,000 Options

[5]	Includes 40,000 Options and 5,719 shares of Restricted Stock

[6]	Includes 50,000 Options

Schedule A to

Tender and Support Agreement